Exhibit 28 (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 91 to the Registration Statement (Form N-1A, No. 33-50773) of Federated Total Return Series, Inc., and to the incorporation by reference of our report, dated January 25, 2019 on Federated Total Return Bond Fund (a portfolio within Federated Total Return Series, Inc.) included in the Annual Shareholder Report for the fiscal year ended November 30, 2018.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 25, 2019